COLONIAL NORTH CAROLINA TAX-EXEMPT FUND
                             FUND YIELD CALCULATION
                           (CALENDAR MONTH-END METHOD)
                        30-DAY BASE PERIOD ENDED 1/31/98

                                                 6
                            FundYield=  [(a-b +1)   ]
                                       2[ ---     -1]
                                        [ cd    )   ]

                                           CLASS A      CLASS B        CLASS C
a = dividends and interest earned
    during the month .................     $65,932      $69,679          $511

b = expenses accrued during the month       10,119       21,595           129

c = average dividend shares
    outstanding during the month .....   2,212,456    2,338,206        17,131

d = class maximum offering price per share
    on the last day of the month .....       $7.82        $7.45         $7.45


    YIELD.............................       3.90%        3.34%          3.62%
                                             -----        -----          -----
    YIELD  WITHOUT WAIVER.............       3.36%        2.76%          2.72%
                                             -----        -----          -----
    TAX-EQUIVALENT YIELD:............        7.00%        5.99%          6.50%
                                             -----        -----          -----